Exhibit E

Execution Version

LIMITED GUARANTEE

This Limited Guarantee (this “Limited Guarantee”), dated as of October 19, 2016, is made by Ctrip.com International, Ltd. (the “Guarantor”), a company incorporated under the laws of the Cayman Islands, in favor of Qunar Cayman Islands Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Guaranteed Party”).  Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement (as defined below), except as otherwise provided herein.

1.                                      Limited Guarantee.

(a)                                 To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) among Ocean Management Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), Ocean Management Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, as a primary obligor and not merely as a surety, subject to the terms and conditions hereof, the due and punctual performance and discharge of all of Parent’s obligation (the “Guaranteed Obligations”) (a) to pay the Guaranteed Party the Parent Termination Fee if and as required pursuant to Section 8.06(b) of the Merger Agreement and (b) to pay any amounts pursuant to Section 8.06(c) of the Merger Agreement; provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed  US$34,696,465,92  plus any amount required to be paid under Section 1(c) hereof (the “Maximum Amount”), and the Guaranteed Party hereby agrees that (A) the Guarantor shall in no event be required to pay more than the Maximum Amount under or in respect of this Limited Guarantee and (B) the Guarantor shall not have any obligation or liability to any Person (including, without limitation, to the Guaranteed Party’s equityholders, Affiliates and Subsidiaries) relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein.  This Limited Guarantee may be enforced for the payment of money only.  All payments hereunder shall be made in United States dollars in immediately available funds.  Concurrently with the delivery of this Limited Guarantee, each of the parties set forth on Schedule A (each an “Other Guarantor”) is also entering into a limited guarantee substantially identical to this Limited Guarantee (each, an “Other Guarantee”) with the Guaranteed Party.

(b)                                 Subject to the terms and conditions of this Limited Guarantee, if Parent fails to pay the Guaranteed Obligations when due, then all of the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Guaranteed Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable Law to collect such Guaranteed Obligations from the Guarantor (subject to the Maximum Amount).  The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guarantee.

(c)                                  The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder against the Guarantor, which amounts, if paid, will be in addition to the Guaranteed Obligations, if (i) the Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder.

(d)                                 The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an Order, injunction, specific performance and other equitable relief against the Guarantor from a court or authority of competent jurisdiction to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such Order or injunction.  The Guarantor further agrees not to oppose the granting of any such Order, injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an Order, injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity (collectively, the “Prohibited Defenses”).

2.                                      Nature of Guarantee.

(a)                                 This Limited Guarantee is an unconditional and continuing guarantee of payment, not of collection, and a separate Action or Actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent, Merger Sub, any Other Guarantor or any other Person or whether Parent, Merger Sub, any Other Guarantor or any other Person is joined in any such Action or Actions. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Limited Guarantee and of the Other Guarantors under the Other Guarantees, shall be several and not joint.

(b)                                 The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable, unconditional and continuing, irrespective of (and shall in no way be released, discharged, impaired or affected by reason of):

(i)                                     any change in the corporate existence, structure or ownership of Parent or Merger Sub or any other Person now or hereafter interested in the Transactions, or any of their respective assets, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent or Merger Sub, or any other Person now or hereafter interested in the Transactions, or any of their respective assets;

(ii)                                  any rescission, waiver, compromise, consolidation, amendment, modification or other consent to departure of or from the Merger Agreement or any other agreement or instrument evidencing, securing or otherwise executed by Parent, Merger Sub, any Other Guarantor or any other Person in connection with any of the Guaranteed Obligations, or any change in the manner, place or terms of payment or performance of, any change or extension of the time, place or manner of payment or performance of, or any renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof;

(iii)                               the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub, the Guaranteed Party  or any other Person, whether in connection with any Guaranteed Obligation or otherwise;

(iv)                              the failure of the Guaranteed Party to assert any claim or demand or enforce any right or remedy against Parent, Merger Sub, Guarantor, any Other Guarantor or any other Person primarily or secondarily liable with respect to any Guaranteed Obligation;

(v)                                 the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations;

(vi)                              any other act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as an addition, substitution, discharge or release of Parent, Merger Sub, the Guarantor, any Other Guarantor or any other Person as a matter of law or equity (other than as a result of payment of the Guaranteed Obligations in accordance with their terms); or

(vii)                           the value, genuineness, validity, illegality or enforceability of the Merger Agreement, the Other Guarantees, the equity commitment letter entered into between the Sponsor and Parent, dated as of the date hereof ( the “Equity Commitment Letter”), or any other agreement or instrument referred to herein or therein.

(c)                                  The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee.  Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent and/or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee.  When pursuing any of its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue (or elect among) such rights and remedies it may have against Parent, Merger Sub, any Other Guarantor or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue (or elect among) such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party, and to the extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any such pursuit or election.

(d)                                 To the fullest extent permitted by Law, the Guarantor irrevocably waives promptness, diligence, grace, acceptance hereof, presentment, demand, notice of non-performance, default, dishonor and protest and any other notice not provided for herein, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any Person interested in Transactions, and all suretyship defenses generally.

(e)                                  The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent, Merger Sub or any Other Guarantor becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to Parent, Merger Sub, the Guarantor, any Other Guarantor or any other Person for any reason whatsoever, the Guarantor shall remain liable hereunder in accordance with the terms hereof with respect to such Guaranteed Obligation as if such payment had not been made, so long as this Limited Guarantee has not terminated in accordance with its terms.

3.                                      Sole Remedy; No Recourse.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that, subject to the second sentence of this Section 3, no Person other than the Guarantor (and any successors and permitted assignees thereof) has any obligations hereunder and that, notwithstanding that the Guarantor may be a partnership, limited liability company or corporation, the Guaranteed Party has no right of recovery under this Limited Guarantee or, except for the Retained Claims (as defined below), any document or instrument delivered in connection herewith, and no personal liability shall attach under this Limited Guarantee to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, members, managers, Affiliates, or general or limited partners of the Guarantor, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, advisor, or representative of any of the foregoing (each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, except against the Sponsor solely with respect to its Equity Commitment Letter in accordance with the terms thereof, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.  Each of the Guaranteed Party and the Guarantor further covenants, agrees and acknowledges that the only rights of recovery and claims against the Guarantor or any Non-Recourse Party that the Guaranteed Party, any of its Affiliates, any of the direct or indirect shareholder of the Guaranteed Party or any of its Subsidiaries, or any of the Affiliates, equity holders, controlling persons, directors, officers, employees, members, managers, general or limited partners, representatives, advisors or agents of the foregoing (collectively, the “Guaranteed Party Group”) has in respect of the Merger Agreement or the Transactions are its rights (including through exercise of third party beneficiary rights) to recover from, and assert claims against, (a) Parent and Merger Sub and their respective successors and assigns under and to the extent expressly provided in the Merger Agreement, (b) the Guarantor (but not any Non-Recourse Party) and its successors and assigns under and to the extent expressly provided in this Limited Guarantee and the Other Guarantors and their respective successors and assigns pursuant to the Other Guarantees, (c) the Sponsor (but not any other Non-Recourse Party) and its successors and assigns through the Company’s exercise of third party beneficiary rights under and to the extent provided in the Equity Commitment Letter, and (d) the Rollover Shareholders (but not any other Non-Recourse Party) and their respective successors and assigns under and to the extent expressly provided in the Support Agreement, in each case pursuant to and in accordance with the terms thereof (the rights and claims described under (a), (b), (c) and (d) collectively, the “Retained Claims”).  The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub other than as contemplated by the Equity Commitment Letter, the Support Agreement, this Limited Guarantee and the Other Guarantees.  Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any person acting in a Representative capacity) any rights or remedies against any Person including the Guarantor, except as expressly set forth herein.  For the avoidance of doubt, none of the Guarantor, Parent, Merger Sub, the Other Guarantors with respect to Other Guarantees, the Sponsor with respect to the rights and claims described under clause (c) of this Section 3, the Rollover Shareholders with respect to the rights and claims described under clause (d) of this Section 3, or their respective successors and assigns under the Merger Agreement, the Equity Commitment Letter, this Limited Guarantee or the Other Guarantees, or the Support Agreement shall be Non-Recourse Parties

4.                                      No Subrogation.  The Guarantor hereby unconditionally and irrevocably agreed that it will not exercise against Parent or Merger Sub any rights (including without limitation rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party), whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof or with respect to any of the Guaranteed Obligations, including without limitation the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations have been paid in full.

5.                                      Termination.  This Limited Guarantee shall terminate (and the Guarantor shall have no further obligations hereunder) upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Guaranteed Obligations and (c) the valid termination of the Merger Agreement in accordance with its terms under the circumstance of which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement.  In addition, the obligations of the Guarantor hereunder shall expire automatically six months following the valid termination of the Merger Agreement in a manner giving rise to an obligation of Parent to pay the Parent Termination Fee (the “Fee Claim Period”), unless a claim for payment of the Guaranteed Obligations is made in accordance with this Limited Guarantee prior to the end of such Fee Claim Period, in which case the Guarantor’s obligations hereunder shall expire upon the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 13 hereof.  If any payment or payments made by Parent, Merger Sub, the Guarantor or any Other Guarantor or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Guaranteed Obligations or part thereof hereunder shall be revived and continued in full force and effect as if said payment or payments had not been made.  In the event that the Guaranteed Party or any of its controlled Affiliates or Subsidiaries expressly asserts in any litigation or other legal proceeding relating to this Limited Guarantee (i) that the provisions hereof (including, without limitation, Section 1 hereof limiting the Guarantor’s aggregate liability to the Maximum Amount or in Section 3 hereof relating to the sole and exclusive remedies of the Guaranteed Party and the Guaranteed Party Group against the Guarantor or any Non-Recourse Party) are illegal, invalid or unenforceable, in whole or in part, or (ii) any theory of liability under this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or the Support Agreement against the Guarantor or any Non-Recourse Party other than any Retained Claim, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party and (z) neither the Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its equityholders, affiliates or subsidiaries with respect to this Limited Guarantee.

6.                                      Continuing Guarantee.  Unless terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and assigns and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Limited Guarantee, the provisions of this Limited Guarantee that are for the benefit of any Non-Recourse Party (including the provisions of Sections 3, 5 and 16) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantor and any such Non-Recourse Party.   All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7.                                      Entire Agreement.  This Limited Guarantee, the Other Guarantees, the Merger Agreement, the Equity Commitment, the Support Agreement and the Confidentiality Agreement and other documents and instruments and other agreements among the parties hereto or thereto as contemplated hereby or thereby or referred to herein or therein constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among Parent, Merger Sub and/or the Guarantor or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand.

8.                                      Changes in Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of any agreement between the Guaranteed Party and Parent or Merger Sub, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee.

9.                                      Acknowledgement. The Guarantor acknowledges that it will receive substantial indirect benefits from the Transactions and that the waivers, covenants and agreements set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, directly or indirectly, any proceeding or other Action asserting (i) any Prohibited Defenses or (ii) that any provision of this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

10.                               Representations and Warranties.  The Guarantor hereby represents and warrants that:

(a)                                 it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite corporate or similar power and authority to execute, deliver and perform this Limited Guarantee;

(b)                                 the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the Guarantor’s part and do not contravene any provision of the Guarantor’s organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c)                                  except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(d)                                 this Limited Guarantee has been duly and validly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception; and

(e)                                  the Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder,  the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 6 hereof.

11.          No Assignment.  Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person, in whole or in part, (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantor) or the Guarantor (in the case of an assignment or delegation by the Guaranteed Party); provided, that no assignment by either party shall relieve the assigning party of any of its obligations hereunder.  Any attempted assignment in violation of this Section 11 shall be null and void.

12.          Notices.  All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in Section 9.02 of the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantor:

Ctrip.com International, Ltd.
Building 16, Sky SOHO
968 Jinzhong Road, Shanghai 200335
Tel: (+86) 21 3406 4880
Attention:	Chief Financial Officer
Facsimile:	+86 (21) 5251 4588 Ext. 12202
Email:	xfwang@ctrip.com

With a copy to (which alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom
c/o 42/F Edinburgh Tower, The Landmark,
15 Queen’s Road Central, Hong Kong
Attention: Z. Julie Gao / Haiping Li
Facsimile: +852 3910 4850 / +852 3910 4835

If to the Guaranteed Party, as provided in the Merger Agreement.

13.          Governing Law; Dispute Resolution.

(a)           Subject to Sections 1(d) and 13(b), this Limited Guarantee and all disputes or controversies arising out of or relating to this Limited Guarantee or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflict of Law principles thereof that would subject such matter to the Laws of another jurisdiction.  Any Actions against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC (the “Rules”) in force at the relevant time and as may be amended by this Section 13.  The place of arbitration shall be Hong Kong.  The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”).  The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal.  In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC.  The arbitration tribunal shall have no authority to award punitive or other punitive-type damages.  The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)           Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 13, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Limited Guarantee is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction.  For the avoidance of doubt, this Section 13(b) is only applicable to the seeking of interim injunctions and does not otherwise restrict the application of Section 13(a) in any way.

14.          Counterparts.  This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto.  This Limited Guarantee may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15.          Third-Party Beneficiaries.  This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; provided, that the Non-Recourse Parties and the members of the Guaranteed Party Group shall be third party beneficiaries of the provisions hereof that are expressly for their benefit.

16.          Confidentiality.  This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger.  This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (except for the Merger Agreement and any agreement or documents contemplated therein), except with the written consent of the Guarantor; provided that the parties may disclose the existence and content of this Limited Guarantee to the extent required by Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and the Guarantor may disclose it to any Non-Recourse Party that needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

17.          Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 17.

18.          Miscellaneous.

(a)           No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time subject to the terms and provisions hereof, provided that upon the full payment of the Guaranteed Obligations by the Guarantor in accordance with the Merger Agreement, the remedy of specific performance shall not be available against the Guarantor or Non-Recourse Parties.  The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor.  The Guarantor and its affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b)           Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision other any other provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced in violation of the limitation of the amount payable by the Guarantor hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 5 hereof.  Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Subsidiaries not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.  Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)           The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d)           All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

CTRIP.COM INTERNATIONAL, LTD.

By:	/s/ Xiaofan Wang
Name:	Xiaofan Wang
Title:	CFO

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

QUNAR CAYMAN ISLANDS LIMITED

By:	/s/ Jimmy Lai
Name:	Jimmy Lai
Title:	Chairman of the Special Committee

[Signature Page to Limited Guarantee]

SCHEDULE A

Other Guarantors

1.	Ocean Management Limited